Exhibit 4.31

EXECUTION VERSION

CESSION AND PLEDGE IN SECURITY

amongst

WITWATERSRAND CONSOLIDATED GOLD RESOURCES LIMITED

K2013164354 PROPRIETARY LIMITED

and

PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	INTRODUCTION	6
3.	CESSION AND PLEDGE IN SECURITY	6
4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE PLEDGOR	7
5.	DELIVERY OF DOCUMENTS OF TITLE AND AUTHORISATIONS TO THE DEBT GUARANTOR	8
6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE PLEDGED SHARES AND THE CEDED RIGHTS	9
7.	REALISATION	10
8.	APPROPRIATION OF PROCEEDS	12
9.	AUTHORITY	12
10.	DURATION	12
11.	ADDITIONAL SECURITY	13
12.	PLEDGORS BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES	13
13.	PLEDGED SHARES AND CEDED RIGHTS TO BE KEPT FREE OF ENCUMBRANCES	13
14.	EXEMPTION FROM LIABILITY	14
15.	CERTIFICATE OF INDEBTEDNESS	14
16.	RENUNCIATION OF BENEFITS	14
17.	STIPULATION	14
18.	CESSION, ASSIGNMENT AND DELEGATION	15
19.	REMEDIES CUMULATIVE	15
20.	WHOLE AGREEMENT	15
21.	DOMICILIUM AND NOTICES	16
22.	APPLICABLE LAW AND JURISDICTION	17
23.	SEVERABILITY	17
24.	SIGNATURE	17

- i -

PARTIES:

This Agreement is made between:

(1)	WITWATERSRAND CONSOLIDATED GOLD RESOURCES LIMITED;

(2)	K2013164354 PROPRIETARY LIMITED; and

(3)	PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless the context indicates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1.	Agreement means this Cession and Pledge in securitatem debiti;

1.1.2.	Borrower means Southgold;

1.1.3.	Borrower Indemnity means the counter indemnity agreement entered into or to be entered into between the Borrower and the Debt Guarantor on or about the Signature Date, in terms of which, inter alia, the Borrower indemnifies the Debt Guarantor against all and any claims made against it and/or costs, damages and/or losses it may suffer pursuant to issuing the Debt Guarantee, all on the terms and subject to the conditions contained therein;

1.1.4.	Business Rescue Plan means a plan as contemplated by section 150 of the South African Companies Act, 2008 prepared by the business rescue practitioner appointed in respect of the Borrower, after consulting the creditors, other affected persons and the management of the Borrower, and approved by the creditors of the Borrower on 11 July 2013;

1.1.5.	Ceded Rights means all of each Pledgor’s rights and interests of any nature whatsoever in and to:

1.1.5.1.	the Pledged Shares;

1.1.5.2.	the Pledged Share Distributions;

1.1.5.3.	any Disposal Proceeds; and

1.1.5.4.	any Shareholder Claims,

(as applicable to that Pledgor), whether actual, prospective or contingent, direct or indirect, whether a claim to the payment of money or to the performance of any other obligation, and whether or not the said rights and interests were within the contemplation of the Parties at the Signature Date, including, without limitation, the right to compel performance and otherwise exercise all rights and remedies thereunder, pursuant thereto or in connection therewith;

1.1.6.	CS means Credit Suisse AG, a banking institution incorporated under the laws of Switzerland, acting through its office at Paradeplatz 8, 8001 Zurich, Switzerland;

1.1.7.	Debt Guarantee means the debt guarantee issued or to be issued by the Debt Guarantor on or about the Signature Date in favour of the Finance Parties for the obligations of the Borrower owing to the Finance Parties under the Finance Documents;

1.1.8.	Debt Guarantor means Purple Rain Security SPV (RF) Proprietary Limited, a private company duly incorporated according to the company laws of South Africa, with registration number 2010/007093/07;

1.1.9.	Disposal Proceeds means the consideration receivable by each Pledgor for any disposal of Pledged Shares made by that Pledgor;

1.1.10.	Documents of Title shall bear the meaning defined in Clause 5.1 (Documents of Title and authorisations to the Debt Guarantor);

1.1.11.	Effective Date means the date and time on which this Agreement becomes effective in accordance with the terms and conditions of the Transaction Implementation Agreement;

1.1.12.	Facility Agent means CS or any replacement Facility Agent which has become a party to the Facility Agreement;

1.1.13.	Facility Agreement means the facility agreement to be entered into or to be entered into between Southgold and the Lenders on or about the Signature Date, pursuant to which the repayment obligations of Southgold to the Lenders (as Assignees of amounts under the Intra-Group Loan (as defined therein) pursuant to the provisions of the Assignment of Loan Agreement (as defined therein)) are substituted by the terms set out therein;

1.1.14.	Final Maturity Date has the meaning given in the Facility Agreement;

1.1.15.	Finance Documents shall have the meaning given in the Facility Agreement;

1.1.16.	Finance Parties means:

1.1.16.1.	the Lenders; and

1.1.16.2.	the Facility Agent,

and Finance Party means, as the context requires, either one of them;

1.1.17.	Lenders means:

1.1.17.1.	CS; and

1.1.17.2.	SCB,

and Lender means, as the context requires, either one of them;

1.1.18.	Parties means:

1.1.18.1.	the Pledgors; and

1.1.18.2.	the Debt Guarantor,

and Party means, as the context requires, any of them;

1.1.19.	Pledged Shares means:

1.1.19.1.	in respect of Wits Gold, any and all shares, including any preference shares, owned or held now or from time to time in future by it in the share capital of WG SPV; and

1.1.19.2.	in respect of WG SPV, the Southgold Pledged Shares;

1.1.20.	Pledged Share Distribution means any Distribution to, or for the account of, any Pledgor as holder of the Pledged Shares (as applicable);

1.1.21.	Pledgors means Wits Gold and WG SPV, and Pledgor means any one of them, as the context may require;

1.1.22.	Release Agreement means the release and cancellation agreement entered into on or about the Signature Date between, inter alios, N6C Resources Inc., Southgold and the Debt Guarantor in terms of which all security held over the Southgold Pledged Shares and the Southgold Ceded Rights is released;

1.1.23.	Release Date means the date on which the Release Agreement comes into effect;

1.1.24.	Relevant Company means Southgold, Wits Gold, WG SPV or any subsidiary of thereof, as applicable;

1.1.25.	SCB means Standard Chartered Bank, a bank incorporated in England and Wales with limited liability by Royal Charter 1853, under reference ZC18, the principal office of which is situated in England at 1 Basinghall Avenue, London, EC2V 5DD, United Kingdom;

1.1.26.	Secured Obligations means any and all of the Pledgors’ obligations or indebtedness owing to the Debt Guarantor under the Wits Gold Guarantee, whether actual or contingent, joint or several, present or future and from whatsoever cause and howsoever arising;

1.1.27.	Security Cession means the pledge and cession in securitatem debiti contemplated by this Agreement;

1.1.28.	Shareholder Claims means all current and future claims of whatsoever nature that a Pledgor may have or in the future acquire against any Relevant Company (including in respect of or by virtue of its shareholding in that Relevant Company), whether in the form of shareholder loans, intercompany loans, any other form of credit provided or otherwise together with the benefit of any security interest given to, or for the time being held by, that Pledgor in respect of such claims;

1.1.29.	Signature Date means the date of the signature of the Party last signing this Agreement in time;

1.1.30.	Southgold means Southgold Exploration Proprietary Limited, a private company duly incorporated according to the company laws of South Africa, with registration number 2000/016129/07;

1.1.31.	Southgold Ceded Rights means those Ceded Rights relating to Southgold;

1.1.32.	Southgold Pledged Shares means any and all shares, including any preference shares, owned or held now or from time to time in future in the share capital of Southgold;

1.1.33.	Transaction Implementation Agreement means the agreement entered into amongst, inter alios, the Borrower, the Lenders and Wits Gold in terms of which, inter alia, the Business Rescue Plan is implemented, all on the terms and subject to the conditions contained therein;

1.1.34.	Wits Gold means Witwatersrand Consolidated Gold Resources Limited, a public company duly incorporated according to the company laws of South Africa, with registration number 2002/031365/06;

1.1.35.	WG SPV means K2013164354 Proprietary Limited, a private company duly incorporated according to the company laws of South Africa, with registration number 2013/164354/07; and

1.1.36.	Wits Gold Guarantee means the limited guarantee issued or to be issued by each of the Pledgors on or about the Signature Date in favour of the Debt Guarantor for the obligations of the Borrower owing to the Finance Parties under the Finance Documents.

1.2.	Facility Agreement

1.2.1.	Terms used (but not otherwise defined) in this Agreement have the meaning given to them in the Facility Agreement.

1.2.2.	This Agreement and the rights and obligations of the Parties shall in all respects be subject to the terms and conditions of the Facility Agreement and in the event of any conflict between the provisions of this Agreement (including, without limitation, terms defined herein) and the provisions of the Facility Agreement, the provisions of the Facility Agreement shall prevail.

1.2.3.	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

1.2.4.	Where any term is defined within the context of any particular clause in the Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this definitions clause.

1.2.5.	References to the assets of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, shareholdings, assets and revenues (including any rights to receive revenues).

1.2.6.	Any reference to law shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court.

1.2.7.	Any reference to a person shall be construed as a reference to any person, firm, company, trust, scheme, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

1.2.8.	Where any matter requires the approval, agreement, acceptance or consent of the Debt Guarantor such approval, agreement, acceptance or consent shall be deemed not to have been given unless given in writing. Unless otherwise specified in any relevant clause of this Agreement, the Debt Guarantor may give or withhold its approval, agreement, acceptance or consent in its sole discretion.

1.2.9.	Any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time.

1.2.10.	Unless inconsistent with the context, an expression which denotes:

1.2.10.1.	any one gender includes the other genders;

1.2.10.2.	a natural person includes an artificial person and vice versa; and

1.2.10.3.	the singular includes the plural and vice versa.

1.2.11.	When any number of days is prescribed in the Agreement, those days shall be reckoned inclusively of the first and exclusively of the last day unless the last day of the number so calculated falls on a day which is not a Business Day, in which case the number of days shall be reckoned to the next succeeding Business Day.

1.2.12.	Expressions defined in this Agreement shall bear the same meaning in Schedules to this Agreement which do not themselves contain their own conflicting definitions.

1.2.13.	The expiration or termination of this Agreement shall not affect such of the provisions of the Agreement as expressly provided that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.2.14.	References to including and in particular shall not be construed restrictively but shall mean “including, without limitation of the generality of the foregoing” and “in particular, but without limitation to the generality of the foregoing” respectively.

1.2.15.	The rule of construction that a contract shall be interpreted against the party responsible for the drafting or preparation of the contract, shall not apply.

1.2.16.	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

1.2.17.	Any reference herein to an agreement shall be to such agreement as amended, supplemented, varied, novated or restated from time to time hereafter.

2.	INTRODUCTION

2.1.	The Debt Guarantor will enter into the Debt Guarantee on or about the Signature Date. The Borrower has entered into a Counter Indemnity Agreement with the Debt Guarantor, in order to indemnify the Debt Guarantor against any claim made against the Debt Guarantor under the Debt Guarantee.

2.2.	The Pledgors and the Debt Guarantor will enter into the Wits Gold Guarantee on or about the Signature Date.

2.3.	As security for the due performance of the Secured Obligations, each Pledgor has agreed to cede in securitatem debiti all of the Ceded Rights and to pledge the Pledged Shares applicable to that Pledgor to the Debt Guarantor, on the terms and subject to the conditions set out in this Agreement.

3.	CESSION AND PLEDGE IN SECURITY

3.1.	With effect from the Release Date, each Pledgor hereby pledges to the Debt Guarantor all of the Pledged Shares and cedes in securitatem debiti to the Debt Guarantor all of the Ceded Rights applicable to that Pledgor as a continuing general covering collateral security for the due, proper and timely payment and performance in full of all of the Secured Obligations, on the terms and conditions set out in this Agreement, which pledge and cession the Debt Guarantor hereby accepts.

3.2.

Without prejudice to the representations and warranties given by each Pledgor to the Debt Guarantor pursuant to Clause 4 (Warranties, Representations and Undertakings by the Pledgor) and without prejudice to the rights of the Debt Guarantor or any other Finance Party consequent upon any breach of such representations and warranties, if the Pledged Shares and/or the Ceded Rights are subject to any right in breach of the representations and warranties in Clause 4.1.4 (Warranties, Representations and Undertakings by the Pledgors) or if the Southgold Pledged Shares and/or Southgold Ceded Rights are not released pursuant to the Release Agreement on or before the Release Date or if any other Security has been granted by the Pledgors (or either of them) over any Ceded Right to any other person not contemplated in the Release Agreement prior to the Release Date (as applicable), this Agreement shall (without prejudice to any other rights the Debt Guarantor and/or the Finance Parties may have pursuant to the Release Agreement or any other Finance Document(s) and without affecting the operation of this Agreement in respect of those Ceded Rights which have not been so ceded or pledged to another person) constitute a cession in securitatem debiti to the Debt Guarantor of the Pledgors’ reversionary rights or other interests (including all of the Pledgors’ rights of action against such other person/s and any rights which now or may in the future vest in the Pledgors (or either of them) pursuant to such reversionary rights) in respect of those Ceded Rights, which are hereby ceded in securitatem debiti to the Debt Guarantor with effect from the Release Date, which cession the Debt Guarantor hereby accepts. The Debt Guarantor shall be entitled to notify any such other person of this Agreement, and if any such other person is entitled to possession of any of the documents referred to in Clause 5 (Delivery of Documents of Title and authorisations to the Debt Guarantor), then the Pledgors (or either of them, as applicable) shall deliver photocopies of the documents to the Debt Guarantor, and as soon as such person ceases to be entitled to possession or gives up possession of the documents, the Pledgors/the relevant Pledgor shall deliver the relevant documents to the Debt Guarantor.

3.3.	This Security Cession is intended to operate as a pledge and a cession of each part of and all of the Pledged Shares and the Ceded Rights, individually and collectively.

3.4.	If, for any reason, any security interests intended to be created under this Agreement are, or become, illegal, invalid or unenforceable in respect of some of the Pledged Shares or the Ceded Rights, then the pledge of those Pledged Shares and/or the cession of those Ceded Rights, as the case may be, shall be severed from this Agreement, and this Agreement and all the security interests created over the remainder of the Pledged Shares and the Ceded Rights shall continue in full force and effect.

3.5.	The Security Cession contemplated by this Agreement operates as a security cession and pledge and not as an out and out or outright cession and each of the Pledgors retains its bare ownership of the relevant Pledged Shares and Ceded Rights, subject to the rights of the Debt Guarantor as secured creditor.

4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE PLEDGOR

4.1.	Each Pledgor until the Final Maturity Date:

4.1.1.	warrants and represents that, as at the Signature Date and on each day that this Agreement is in force thereafter, save as otherwise provided in the Finance Documents, it is and will remain the sole and beneficial owner of the Pledged Shares and Ceded Rights to the exclusion of all others and no person has an option or right of refusal over the Pledged Shares and/or the Ceded Rights;

4.1.2.	warrants and represents, as at the Signature Date and on each day that this Agreement is in force thereafter, that the Pledged Shares are fully paid for;

4.1.3.	warrants and represents, as at the Signature Date and on each day that this Agreement is in force thereafter, that the Pledged Shares have been transferred to it or issued to it or subscribed for by it in accordance and in compliance with all applicable laws and/or regulations;

4.1.4.	warrants and represents, as at the Signature Date and on each day that this Agreement is in force thereafter, that the Pledged Shares pledged and the Ceded Rights ceded to the Debt Guarantor under this Agreement have not been pledged and/or ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of or hypothecated, nor are they subject to any other rights in favour of any person;

4.1.5.	warrants and represents, with effect from the Signature Date and on each day that this Agreement is in force thereafter, that the grant of the Security Cession and the fulfilment of its obligations in accordance with the terms hereof do not contravene any law, regulation or any contractual obligation binding on it;

4.1.6.	warrants and represents, with effect from the Signature Date and on each day that this Agreement is in force, that it is acting as principal and is not entering into this Agreement as agent for any other party;

4.1.7.	shall promptly inform the Debt Guarantor, in writing, of any occurrence of which it is aware which may become, or may reasonably be expected to become, an occurrence which might adversely affect that Pledgor’s ability to perform under this Agreement;

4.1.8.	on each day that this Agreement is in force, waives any and all rights in respect of the Pledged Shares and/or the Ceded Rights which it may have in conflict with the rights of the Debt Guarantor under this Agreement;

4.1.9.	acknowledges and agrees that, on each day that this Agreement is in force, it may not and shall not pledge, cede, assign or transfer or subject to the provisions of the other Finance Documents in any other manner encumber or deal with the Pledged Shares and/or the Ceded Rights other than as contemplated in this Agreement, without the prior written approval of the Debt Guarantor; and

4.1.10.	undertakes and agrees, on each day that this Agreement is in force, to the extent possible and within the control of the Pledgor not to take any corporate or other action which is reasonably likely to result in any reduction in the value of, or rights relating to, the Pledged Shares and/or the Ceded Rights without the prior written approval of the Debt Guarantor.

4.2.	It is recorded that the Debt Guarantor has entered into the Finance Documents on the strength of and relying on the warranties and representations in this Clause 4, each of which shall be deemed to be a separate warranty and representation, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Debt Guarantor to enter into the Finance Documents.

5.	DELIVERY OF DOCUMENTS OF TITLE AND AUTHORISATIONS TO THE DEBT GUARANTOR

5.1.	Each Pledgor shall, within 3 (three) Business Days of the Effective Date, and in respect of any Pledged Shares of which that Pledgor becomes the beneficial holder on a date falling after the Effective Date, within 3 (three) Business Days of such date, deliver (or procure the delivery) to the Debt Guarantor:

5.1.1.	the original share certificates in respect of the relevant Pledged Shares;

5.1.2.	the share transfer forms in respect of the relevant Pledged Shares duly signed by that Pledgor as transferor and in blank as to transferee;

5.1.3.	a written notice and acknowledgement notifying each Relevant Company of the Security Cession and signed by each Relevant Company, irrevocably acknowledging and approving the Security Cession and consenting to any transfer of relevant Pledged Shares arising pursuant to the enforcement of the rights of the Debt Guarantor under this Agreement; and

5.1.4.	copies of the resolutions of the directors of each Relevant Company substantially in the form agreed with the Facility Agent, noting and consenting to the Security Cession created in terms of this Agreement and approving any transfer of the relevant Pledged Shares pursuant to this Agreement,

(all such documents referred to in this Clause 5.1, collectively referred to herein as the Documents of Title).

5.2.	The Debt Guarantor shall be entitled to retain possession of the Documents of Title and to deal with them in accordance with the provisions of the Finance Documents (including this Agreement), until the Final Maturity Date, whereupon the Documents of Title shall be returned to the relevant Pledgor (unless the Debt Guarantor has exercised its rights under Clause 7 (Realisation) below in relation to the Ceded Rights and/or the Pledged Shares to which the Document of Title relate).

5.3.	Each Pledgor shall deliver to the Debt Guarantor any other documents relating to the Pledged Shares and/or the Ceded Rights for which it may at any time reasonably call, which documents shall be delivered to the Debt Guarantor within a reasonable period, as agreed between the Debt Guarantor and the relevant Pledgor and, failing such agreement, within 10 (ten) Business Days of such request.

5.4.	The Pledgors shall generally do everything that reasonably may be required by the Debt Guarantor for the purposes of and to give effect to this Agreement, failing which the Debt Guarantor may, if possible, attend thereto and recover from the Pledgors (or either of them) any expenses incurred in doing so within 5 (five) Business Days of written demand by the Debt Guarantor.

5.5.	A breach by the Pledgors (or either of them) of their obligations to deliver any document and/or instrument in terms of this Clause 5 shall not:

5.5.1.	affect the legality, validity or binding effects of the cession and pledge of the Ceded Rights and Pledged Shares embodied in this Agreement; and

5.5.2.	affect, or in any manner impinge upon the rights of, the Debt Guarantor under this Agreement.

6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE PLEDGED SHARES AND THE CEDED RIGHTS

6.1.	This Agreement operates in respect of all rights, powers and privileges attaching to the Pledged Shares and the Ceded Rights, including but not limited to those set out in Clause 6.2 below and such rights, powers and privileges shall accordingly vest in the Debt Guarantor with the power to exercise them either in its own name or in the name of the relevant Pledgor, upon the occurrence of an Event of Default which is continuing. Alternatively, the relevant Pledgor shall, if the Debt Guarantor so directs upon the occurrence of an Event of Default which is continuing, exercise the Debt Guarantor’s rights, powers and privileges in its own name and to the greatest extent permitted by applicable law.

6.2.	Subject to Clause 6.1, such rights, powers and privileges attaching to the Pledged Shares and/or the Ceded Rights include (but are not limited to) the following:

6.2.1.	the right to receive in its own name and for its own account payment of the dividends, interest and other benefits and Distributions which become due in respect of the Pledged Shares and/or the Ceded Rights from time to time;

6.2.2.	the right to receive notices of every general meeting of shareholders of each Relevant Company, which notices are to be forwarded to the Debt Guarantor just as if it was a shareholder of such Relevant Company; and

6.2.3.	the right to attend every general meeting of the shareholders of each Relevant Company and to exercise the votes attaching to the Pledged Shares (if applicable) at such meetings.

6.3.	Notwithstanding anything to the contrary contained in this Agreement, prior to the occurrence of an Event of Default which is continuing, each Pledgor will be entitled to exercise the rights in terms of Clause 6.2 in respect of the Pledged Shares and the Ceded Rights relating to that Pledgor without the consent of the Debt Guarantor.

7.	REALISATION

7.1.	If any Event of Default occurs and is continuing, and provided that the Debt Guarantor has duly demanded payment from the Pledgors in terms of and pursuant to the Wits Gold Guarantee, and the Pledgors have failed to make payment within the time period contemplated therein, the Pledgors hereby irrevocably and unconditionally authorise and empower the Debt Guarantor or its nominee (on behalf of the Debt Guarantor), without any further authority or consent of any nature whatsoever required from the Pledgors (or either of them), and in the name of the Debt Guarantor or its nominee or in the name of the relevant Pledgor/s to:

7.1.1.	exercise all or any of the rights, including voting rights, powers and privileges attached to the Pledged Shares, powers and privileges and enforce all or any obligations attaching to the Pledged Shares and/or the Ceded Rights in such manner and on such terms as the Debt Guarantor in its sole discretion deems fit; and/or

7.1.2.	receive payment for, delivery of and/or performance in respect of, the Pledged Shares and/or the Ceded Rights in its own name; and/or

7.1.3.	at the election of the Debt Guarantor:

7.1.3.1.	to sell or otherwise realise the Pledged Shares and/or the Ceded Rights or any one of them by public auction; or

7.1.3.2.	to sell or otherwise realise the Pledged Shares and/or the Ceded Rights by private treaty on reasonable notice to the relevant Pledgor which shall be of no more than 5 (five) Business Days; or

7.1.3.3.	to take over the Pledged Shares and/or the Ceded Rights at a fair value which, in the absence of agreement within 10 (ten) Business Days after delivery by the Debt Guarantor to the relevant Pledgor of a written notice stating that the Debt Guarantor intends to exercise its rights pursuant to this Clause 7.1.3.3, shall be determined by an independent accountant from either of KPMG, Deloitte, Ernst & Young or Pricewaterhouse Coopers or a merchant bank agreed to by the Parties or, failing agreement within 5 (five) Business Days, appointed, at the request of either the Debt Guarantor or the relevant Pledgor, by the President for the time being of the Southern African Institute of Chartered Accountants (or the successor body thereto) (which independent accountant or merchant bank shall act as an expert and not as an arbitrator, shall be instructed to make his determination within 10 (ten) Business Days after being requested to do so and shall determine the liability for his charges which will be paid accordingly); and/or

7.1.3.4.	to institute any legal proceedings which the Debt Guarantor may deem necessary in connection with any sale or other realisation or transfer of any of the Pledged Shares and/or the Ceded Rights by the Debt Guarantor or its nominee; and/or

7.1.3.5.	to convey valid title in the Pledged Shares and/or the Ceded Rights to any purchaser thereof (including the Debt Guarantor); and/or

7.1.3.6.	to take all such further or other steps as the Debt Guarantor may consider necessary to deal with the Pledged Shares and/or the Ceded Rights.

7.2.	On the Debt Guarantor taking any actions in terms of Clause 7.1, or otherwise as required by the Debt Guarantor pursuant to this Agreement, the relevant Pledgor/s shall on written demand by the Debt Guarantor:

7.2.1.	notify any relevant person required by the Debt Guarantor, in writing that payment for, delivery of or performance in respect of the Pledged Shares and/or the Ceded Rights must be made to the Debt Guarantor, and that payment, delivery or performance to the relevant Pledgor or to anyone else will not constitute valid payment, delivery or performance, and the Debt Guarantor shall be entitled to do likewise. The relevant Pledgor shall on demand by the Debt Guarantor provide proof that such notification has been duly given;

7.2.2.	refuse to accept any payment, delivery or performance tendered in respect of any of the Pledged Shares and/or the Ceded Rights in order that such payment, delivery or performance be tendered to the Debt Guarantor, which will apply any payment so received in accordance with the provisions of Clause 8 (Appropriation of Proceeds); and

7.2.3.	at its own cost carry out any lawful directions the Debt Guarantor may give in regard to the realisation of the Pledged Shares and/or the Ceded Rights and sign any document or do any other lawful act necessary to vest the Pledged Shares and/or the Ceded Rights in the Debt Guarantor, to enable the sale or Disposal of the Pledged Shares and/or the Ceded Rights, which may otherwise be necessary or required to perfect the Security Cession created in this Agreement.

7.3.	Notwithstanding anything to the contrary contained in this Agreement, the Debt Guarantor shall not be obliged to take any particular steps to collect or otherwise enforce its rights in respect of the Pledged Shares and/or the Ceded Rights.

8.	APPROPRIATION OF PROCEEDS

8.1.	The Debt Guarantor shall apply the net proceeds of all amounts received pursuant to the sale or other realisation of the Pledged Shares and/or the Ceded Rights (after deducting all properly evidenced costs and expenses incurred by the Debt Guarantor in relation to such realisation) in reduction or discharge, as the case may be, of each Pledgor’s joint and several obligations under the Secured Obligations.

8.2.	Any amount remaining thereafter shall be paid to the relevant Pledgor provided that all of the Secured Obligations have been completely, unconditionally and irrevocably fulfilled, but by no later than 30 (thirty) days after the Final Maturity Date.

9.	AUTHORITY

If at any time during this Agreement the Debt Guarantor becomes entitled to exercise its rights under Clause 7.1 (Realisation), each Pledgor hereby authorises and appoints the Debt Guarantor (or its nominee) irrevocably and in rem suam as that Pledgor’s attorney and agent in that Pledgor’s name, place and stead to sign and execute:

9.1.	any proxy in favour of the Debt Guarantor or its nominee to enable the Debt Guarantor or such nominee, as the case may be, to exercise any voting rights attaching to the Pledged Shares or any of them; and

9.2.	such documents as may be necessary:

9.2.1.	in order to render the Pledged Shares and/or the Ceded Rights or any of them negotiable including, without limitation, the signature of transfer declarations;

9.2.2.	to enable the Debt Guarantor to receive payment of the purchase price of the Pledged Shares and/or the Ceded Rights subject to the provisions of Clause 8 (Appropriation of proceeds); and

9.2.3.	to enable the Debt Guarantor to exercise any of its rights granted to it herein.

10.	DURATION

10.1.	This Agreement is a continuing covering security and will ipso facto terminate on the Final Maturity Date. In particular, this Agreement shall not terminate by reason solely of the fact that there may at any time be reduced obligations or debts owing by the Pledgor under the Finance Documents.

10.2.	The Facility Agent shall, within 5 (five) Business Days of receipt of a written request from the Pledgor, certify in writing that the Final Maturity Date has occurred (provided that the Final Maturity Date has in fact occurred).

11.	ADDITIONAL SECURITY

This Agreement is in addition to and not in substitution for any other Security or right held or hereafter to be held by the Debt Guarantor from any party in connection with the Secured Obligations or otherwise and the Debt Guarantor shall, without prejudice to its rights hereunder, be entitled to release any such additional Security held by it.

12.	PLEDGORS BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES

12.1.	Each Pledgor agrees that on the Effective Date it will be bound in terms of this Agreement to the full extent hereof, despite the fact that:

12.1.1.	any intended additional Security from that Pledgor for the Secured Obligations may not be obtained or protected or may be released or may cease to be held for any other reason;

12.1.2.	any Finance Party may agree any variation or novation of any Finance Document to which it is a party (including any amendment providing for the increase in the amount of a Facility or an additional facility);

12.1.3.	the Debt Guarantor, the Facility Agent or any other Finance Party may grant any indulgence to any Obligor or fail to exercise any one or more of its rights under the Finance Documents, either timeously or at all;

12.1.4.	any insolvency, administration, judicial management, business rescue, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings have been instituted by or against the Debt Guarantor or any other person;

12.1.5.	there is any fluctuation in or temporary extinction of the Secured Obligations;

12.1.6.	the Debt Guarantor received any dividend or other benefit in any liquidation or judicial management, compromise or composition; and

12.1.7.	any other fact or circumstance may arise (including any act or omission by the Debt Guarantor) on which the Pledgor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

12.2.	If any Pledgor suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, that Pledgor will have no claim against the Debt Guarantor or any Finance Party in respect thereof, unless such loss is caused by the gross negligence or wilful default of the Debt Guarantor or such Finance Party.

13.	PLEDGED SHARES AND CEDED RIGHTS TO BE KEPT FREE OF ENCUMBRANCES

Each Pledgor shall at all times after the Release Date, keep the Pledged Shares and the Ceded Rights free of encumbrances, and shall not prejudice, compromise, grant any indulgences or agree to vary the terms of any document creating or evidencing the Pledged Shares and the Ceded Rights without the prior written approval of the Debt Guarantor.

14.	EXEMPTION FROM LIABILITY

14.1.	Neither the Debt Guarantor nor any Finance Party and their respective officers, trustees, agents, beneficiaries, employees and advisors shall be liable for any loss or damage, whether direct, indirect, consequential or otherwise, suffered by any Pledgor arising from any cause in connection with this Agreement, whether the loss or damage results from breach of contract (whether total, fundamental or otherwise), delict, negligence or any other cause and whether this Agreement has been terminated or not, other than as a result of the Debt Guarantor or such Finance Party’s gross negligence or wilful misconduct.

14.2.	Each Pledgor agrees to indemnify (and keep indemnified) and hold harmless the Debt Guarantor and each Finance Party and their respective officers, trustees, agents, beneficiaries, employees and advisors against any and all losses, claims, damages or liabilities, to which they or any of them may become subject under or in connection with this Agreement, and agrees to reimburse the Debt Guarantor or Finance Party for any properly evidenced legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, no Pledgor will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the gross negligence or wilful misconduct of such Debt Guarantor or Finance Party.

14.3.	The Pledgors’ total liability hereunder shall be limited to the net proceeds of all amounts received pursuant to the sale or other realisation of the Pledged Shares and/or the Ceded Rights.

15.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by a manager of the Debt Guarantor (whose appointment need not be proved) as to the existence of and the amount of indebtedness by the Pledgors (or either of them) to the Debt Guarantor, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing related to the Pledgors’ (or Pledgor’s) indebtedness under the Finance Documents shall be prima facie proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgment or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleading or trial in any action instituted against the Pledgors (or either of them) arising herefrom.

16.	RENUNCIATION OF BENEFITS

Each Pledgor hereby renounces the legal benefits and exceptions of excussion, division, non numeratae pecuniae, non causa debiti, revision of accounts and errore calculi, that Pledgor declaring itself to be fully acquainted with the full meaning and effect of this renunciation.

17.	STIPULATION

The provisions of this Agreement which are stipulated for the benefit of the Finance Parties (or any of them) or any of the other persons referred to in Clause 14 (Exemption from Liability) shall be capable of acceptance at any time without notice to any person.

18.	CESSION, ASSIGNMENT AND DELEGATION

No Pledgor shall be entitled to cede, assign or transfer any of its rights, benefits and obligations under this Agreement to any person without the prior written consent of the Debt Guarantor.

19.	REMEDIES CUMULATIVE

19.1.	The rights of the Debt Guarantor under this Agreement:

19.1.1.	may be exercised as often as necessary;

19.1.2.	are cumulative and not exclusive of its rights under general law; and

19.1.3.	may be waived only in writing.

19.2.	Delay in exercising or non-exercise of any such rights is not a waiver of those rights.

20.	WHOLE AGREEMENT

20.1.	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof.

20.2.	No:

20.2.1.	amendment or consensual cancellation of this Agreement, or any provision or term thereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement; or

20.2.2.	settlement of any disputes arising under this Agreement; or

20.2.3.	extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement, shall be binding unless recorded in a written document signed by the relevant Parties. Any such extension, waiver or relaxation or suspension which is given or made shall be strictly construed as relating strictly to the matter in respect of which it was made or given.

20.3.	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any Party in respect of its rights under such agreement or document, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Agreement.

20.4.	No Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

21.	DOMICILIUM AND NOTICES

21.1.	Each Party chooses as their domicilium for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature, the following addresses:

21.1.1.	the Debt Guarantor:

Physical address: GMG Trust Company, 3rd Floor, 200 on Main, Cnr Main and Bowwood Roads, Claremont, 7708

Telefax: +27 (0)86 673 3490

Attention: Managing Director

21.1.2.	Wits Gold:

Physical address: Libanon Business Park, 1 Hospital Road (off Cedar Avenue), Libanon, Westonaria, 1779

Telefax: +27 (0)11 278 9873

Attention: Charl Keyter

21.1.3.	WG SPV:

Physical address: Libanon Business Park, 1 Hospital Road (off Cedar Avenue), Libanon, Westonaria, 1779

Telefax: +27 (0)11 278 9873

Attention: Charl Keyter

or at such other address, not being a post office box, of which the Party concerned may notify the other in writing.

21.2.	Any Party may at any time, by notice in writing to the other Parties, change its domicilium to any other address in South Africa which is not a post office box, which change shall become effective 7 (seven) Business Days after receipt of the relevant notice by the relevant Party.

21.3.	Any notice given in connection with this Agreement shall, save where a particular form of notice is stipulated, be:

21.3.1.	delivered by hand; or

21.3.2.	sent by courier; or

21.3.3.	sent by telefax (if the domicilium includes a telefax number),

to the domicilium chosen by the Party concerned.

21.4.	A notice given as set out above shall be deemed to have been duly given (unless the contrary is proved):

21.4.1.	if delivered by hand before 16h30, on the date of delivery, or otherwise the immediately following Business Day; or

21.4.2.	if sent by courier and delivered before 16h30, on the date of delivery by the courier service concerned, or otherwise the immediately following Business Day; or

21.4.3.	if sent by telefax, on the expiration of 24 (twenty four) hours after the time of transmission, unless actually received on the date of transmission.

21.5.	Instructions given to the Pledgors must be given in writing but may be given by telefax and/or email, and the Pledgors shall not be required to enquire as to the validity of any instruction and shall be entitled to act upon such instruction accordingly.

22.	APPLICABLE LAW AND JURISDICTION

22.1.	This Agreement shall be construed and interpreted in accordance with the laws of South Africa.

22.2.	Each of the Pledgors agrees that any legal action or proceedings arising out of or in connection with this Agreement may be brought against it in the South Gauteng High Court of South Africa, Johannesburg (or any successor to that court) and irrevocably submit to the non-exclusive jurisdiction of such court. Each of the Pledgors irrevocably waives any objection it may now or hereafter have that such action or proceeding has been brought in an inconvenient forum. Nothing herein shall affect the Debt Guarantor’s right to serve process in any manner permitted by law.

23.	SEVERABILITY

If at any time any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be or become illegal, invalid or unenforceable under applicable law, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is already illegal, invalid or unenforceable, shall not be affected or impaired thereby. The Parties agree in such event, and insofar as may be available under applicable law, to substitute valid, legal and enforceable provisions for the invalid, illegal or unenforceable provisions so as to implement the intention of the Parties hereto to the extent legally possible.

24.	SIGNATURE

24.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

24.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

24.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

24.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial each page of this Agreement and/or have its signature of this Agreement verified by a witness.

- SIGNATURE PAGES TO FOLLOW -

SIGNED at Johannesburg on this the 1 day of April 2014.

For and on behalf of WITWATERSRAND CONSOLIDATED GOLD RESOURCES LIMITED

/s/ Derek Macdonald Urquhart
Signatory: Derek Macdonald Urquhart

Capacity: Director
Who warrants his authority hereto

SIGNED at Johannesburg on this the 1 day of April 2014.

For and on behalf of
K2013164354 PROPRIETARY LIMITED

/s/ Derek Macdonald Urquhart
Signatory: Derek Macdonald Urquhart

Capacity: Director
Who warrants his authority hereto

SIGNED at Cape Town on this the 2 day of April 2014.

For and on behalf of
PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED

/s/ T. Ross-Gillespie
Signatory: T. Ross-Gillespie

Capacity: Director
Who warrants his authority hereto